OPTION TO PURCHASE

This Option to Purchase (this "**Agreement**") is entered into effective November 1, 2022 (the "**Effective Date**"), by and between RSE Collection, LLC ("**Optionee**") and Geodecor ("**Optionor**").

WHEREAS, Optionor has good and valid title to the asset described on Schedule A hereto (the "**Asset**"), free and clear of all encumbrances, and wishes to sell and assign the Asset to Optionee, and Optionee wishes to purchase the Asset from Optionor; and

WHEREAS, Optionee intends (a) to contribute the Asset to a series of Optionee (the "**Series**"); and (b) to offer to the public ownership interests in the Series ("**Series Interests**") in an offering (the "**Offering**") exempt from registration under the Securities Act of 1933, as amended (the "**Act**"), pursuant to Tier 2 of Regulation A, as amended, promulgated thereunder ("**Regulation A**").

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and Optionor (each, a "**Party**" and, collectively, the "**Parties**") hereby agree as follows:

1. **Grant of Option**. Subject to the provisions set forth herein, Optionor hereby grants Optionee the exclusive and irrevocable right and option (the "**Option**"), but not the obligation (unless such Option is exercised as provided for herein), to purchase the Asset for a purchase price of One Hundred Eighty One Thousand and Five Hundred Dollars ($181,500) and the equity consideration set forth in Section 2(b) below (the "**Purchase Price**"). The term of the Option shall commence on the date hereof (the "**Effective Date**") and shall expire upon the earliest of (the "**Option Expiration Date**"): (a) March 1, 2023, (b) the successful Closing (as defined below) of Optionee's exercise of the Option hereunder, or (c) the date of termination of this Agreement pursuant to Section 8 below.

2. **Option Exercise**. Optionee shall have the right, but not the obligation, to exercise the Option at any time on or after the Effective Date and through the Option Expiration Date (the "**Option Period**"). It is hereby acknowledged and agreed that the Option hereby granted constitutes a present and absolute grant of the Option as of the date hereof. In order to exercise the Option, Optionee shall deliver prior to the Option Expiration Date a written notice of exercise (the "**Exercise Notice**") to Optionor specifying the date (the "**Closing Date**") on which settlement hereunder shall occur (the "**Closing**"); *provided, however*, that the Closing Date shall be no fewer than one (1) days after the date of the Exercise Notice and no later than one (1) days after the end of the Option Period. Upon Optionee's exercise of the Option as above provided, this Agreement will automatically become an agreement by Optionor to sell and convey the Asset to Optionee and an agreement by Optionee to purchase the Asset from Optionor, in each case upon the terms and conditions set forth herein. If Optionee delivers an Exercise Notice, Optionee agrees:

a. to pay Optionor One Hundred Eighty One Thousand and Five Hundred Dollars ($181,500) by wire transfer to Optionor of immediately available funds, on the Closing Date.

b. to issue to Optionor pursuant to the Offering that number of Series Interests having a value equal to Three Hundred Thirty Thousand Dollars ($330,000 USD) (the "**Equity Value**"), which number of Series Interests is calculated by dividing the Equity Value by the price per interest applicable to such Series set forth in the Offering Statement on Form 1-A, as filed with and qualified by the Securities and Exchange Commission, *provided* that Optionor shall comply with customary procedures and requirements applicable to other investors in Series Interests as Optionee or its affiliates determine, in their sole discretion, to be necessary and advisable (the "**Procedures**").

c. to attempt to list the Asset for sale at auction in accordance with the terms set forth in Section 3 below.

3. **Terms of Auction Sale**. The Asset shall be listed for sale at auction every two years beginning with the second anniversary of the Closing Date, or as near in time to such date as practicable (each such date, an "**Auction Date**"), until the Asset is successfully sold at auction; *provided, however*, that if attempts to sell the Asset at auction have not succeeded after three (3) listings, then (a) Optionee shall have no further obligation to attempt to list the Asset for sale at auction, (b) both title and possession of the Asset shall remain with Optionee, and (c) all of Optionor's rights and interests in the Asset, and in the management or disposition of the Asset, shall automatically extinguish, except to the extent that Optionor possesses such rights or interests by virtue of its ownership of any Series Interests. The Asset shall be listed for sale at either Sotheby's, Christie's, or Bonhams, unless a different auction house is mutually agreed upon by the Parties, and the reserve price shall be set at an amount equal to one hundred ten percent (110%) of the value of the Asset on the date that is thirty (30) days before the nearest Auction Date (the "**Valuation Date**"), such value to be calculated by multiplying the number of outstanding Series Interests by the last price at which a Series Interest was bought and sold as of the close of business on the Valuation Date, unless a different reserve price is mutually agreed upon by the Parties. The Optionee may deviate from the foregoing terms of this Section 3 upon the agreement of both Parties.

4. **Representations and Warranties of Optionor**. Optionor has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Optionor hereby represents that the name, year and authentication information set forth on Schedule A are true and accurate with respect to the Asset. Optionor now has and on the Closing Date will have (a) good and marketable title to the Asset, free and clear of all liens and encumbrances and (b) full right, power and authority to effect the sale and delivery of the Asset pursuant to this Agreement. Upon the Closing, including payment of the Purchase Price, Optionee will receive good and marketable title to the Asset, free and clear of all liens and encumbrances. This Agreement constitutes a legal, valid and binding obligation of Optionor, enforceable against Optionor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. Optionor represents and warrants that, as of the date hereof, either (x) the value of the Series Interests to be delivered to Optionor pursuant to Section 2(b) complies with the investment limitations set forth in Regulation A or (y) Optionor is an "accredited investor" as that term is defined in Regulation D promulgated under the Act (collectively, a "**Qualified Purchaser**"). Optionor agrees to promptly provide Optionee and its affiliates with such other information as may be reasonably necessary for them to confirm the Qualified Purchaser status of Optionor prior to the Closing Date, including an Investor Certification in a form satisfactory to Optionee.

5. **Representations and Warranties of Optionee**. Optionee has all necessary power and authority to enter into this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, to carry out Optionee's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Optionee of this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, the performance by Optionee of its obligations hereunder and the consummation by Optionee of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Optionee.

6. **Covenants of Optionor**. During the Option Period, Optionor shall maintain insurance with respect to the Asset in an amount and type of coverage typical for parties that own similar property. Optionor shall also use its best efforts to (a) maintain the Asset in the condition in which it existed on the Effective Date and (b) store the Asset in a safe place with adequate and proper internal control systems. Optionor agrees to provide Optionee with reasonable access to the Asset for the creation of marketing materials during the Option Period, and all such marketing materials shall remain Optionee's sole property. Optionor will not advertise the Asset online, in print, on social media, or with a third-party dealer or listing

service without Optionee's prior written agreement. If the Asset is already listed or advertised for sale, Optionor agrees to immediately remove such listing or advertisement in its entirety, including any residual mention of the Asset being "for sale."

7. **Indemnification**. Each of the Parties shall indemnify and hold harmless the other of, from and against any and all damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys' fees) which the other may suffer or incur by reason of a breach of this Agreement by the breaching Party.

8. **Termination**. This Agreement may be terminated and the transaction contemplated herein may be abandoned at any time prior to the Closing (a) by the mutual written consent of the Parties or (b) by either Party in the event that, following the Effective Date, the Fair Market Value of the Asset changes by more than 20% from its Fair Market Value as of the Effective Date. For the purposes of this Agreement, "**Fair Market Value**" shall have the meaning set forth in Schedule A. In the event of such termination or the expiration of the Option Period without an exercise of the Option, this Agreement shall be of no further force or effect, *provided*, that Sections 6, 7, 9, 10, 11, and 12 shall survive such termination and continue in full force and effect.

9. **Specific Performance**. Optionor agrees that Optionee will incur irreparable damage if Optionee does not receive good and marketable title to, as well as physical possession of, the Asset on the Closing Date, if any, and that Optionee shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which it is entitled at law or in equity.

10. **Governing Law; Venue**. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

11. **Survival**. Subject to Section 8, the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the execution of this Agreement and the Closing Date for the applicable statute of limitations regardless any investigation made by the Party making the claim hereunder.

12. **Notices**. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Party at the set forth under its signature or such other address as the Party may hereafter specify by notice to the other Party given in accordance with this Section 12.

13. **Miscellaneous**. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement. It may not be modified or amended except by a writing signed by the Parties and is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder. The Parties agree that the terms of this Agreement shall be kept confidential (except as may be required by law, rule or regulation of any governmental authority) and will not be disclosed to any

individual or entity, except that either Party may disclose such terms as are reasonably necessary to their respective members, lenders, officers, directors, members, managers, employees, accountants, counsel and agents, with a reasonable need to know such information in their representative capacities, and all persons acting by, through, under or in concert with any of them. Neither Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically. Any provision in this Agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; *provided, however*, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent. The Parties have read, understand, and agree to the terms of this Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Agreement.

[Signature page follows]

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

OPTIONOR:

Geodecor

DocuSigned by:

By: Thomas Lindgren

F30AB6E1D4BD4BE...

Name: Thomas Lindgren

Title: CEO

Address:

Email Address: tom@geodecor.com

OPTIONEE:

RSE Collection, LLC

By: RSE Collection Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

DocuSigned by:

By:

BA552A19EB51408...

Name: George Leimer

Title: CEO

Address:

Email Address: george@rallyrd.com

Schedule A
<u>to Option to Purchase</u>

Asset: **Dryosaurus**

Equity %				
Equity %	Offering Price	$	550,000.00	
40%	Cash Consideration	$	181,500.00	($220k - 17.5% Fee)
60%	Equity Consideration	$	330,000.00	
	Purchase Price	$	511,500.00	